Exhibit 99.1

InfraREIT, Inc. 1807 Ross Avenue, 4th Floor Dallas, TX 75201

PRESS RELEASE

InfraREIT Postpones Purchase of ROFO Projects

DALLAS, TEXAS, March 10, 2016—InfraREIT, Inc. (NYSE: HIFR) (InfraREIT or the Company) today announced that the conflicts committee of its board of directors has decided, in light of recent market conditions, to postpone consideration of the purchase of the Golden Spread Electric Coop interconnection (Golden Spread Project) and the Cross Valley transmission line (Cross Valley Project). As previously disclosed, affiliates of Hunt Consolidated, Inc. (Hunt) offered these projects to InfraREIT, and negotiations had been ongoing. The current owners of the projects have informed the Company that they intend to transfer the projects to the Company’s tenant, Sharyland Utilities, L.P. (Sharyland). Sharyland is owned by members of the Hunt family and controlled by Hunter L. Hunt, who is a member of the Company’s board of directors.

“The conflicts committee of our board of directors made this decision within the parameters of our existing agreements with Hunt and with the best interests of our stockholders in mind,” said David A. Campbell, Chief Executive Officer of InfraREIT. “InfraREIT will have the ability to initiate purchase discussions on these projects at a later date as market conditions improve. Hunt and Sharyland are fully supportive of this approach.”

The Company anticipates that footprint capital expenditures will enable a projected compound annual growth rate (CAGR) range in dividends per share of 8 percent to 10 percent from 2015 through 2018, assuming no significant changes to Sharyland’s key regulatory parameters. The Company expects to fund footprint capital expenditures through the end of 2018 without raising proceeds from additional equity offerings. Given the decision to postpone consideration of the purchase of the Golden Spread Project and Cross Valley Project at this time, the Company is no longer providing guidance regarding the potential impact of these projects on the Company’s dividend per share CAGR range.

Hunt reiterated its intention for InfraREIT to be the primary owner of its transmission and distribution development projects as those projects are completed and placed in service. Hunt has also informed InfraREIT that it expects to offer the Golden Spread Project and Cross Valley Project to InfraREIT in the future.

About InfraREIT, Inc.

InfraREIT is a real estate investment trust that owns rate-regulated electric transmission and distribution assets in the state of Texas. The Company is externally managed by Hunt Utility Services, LLC, an affiliate of Hunt Consolidated, Inc. (a diversified holding company based in Dallas, Texas and managed by the Ray L. Hunt family) and the Company’s shares are traded on the New York Stock Exchange under the symbol “HIFR”. Additional information on InfraREIT is available at http://www.InfraREITInc.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These statements state the current expectations or intentions of the Company and Hunt regarding future events, which by their nature, involve known and unknown risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated above include, among others, the following: (a) decisions by regulators or changes in governmental policies or regulations with respect to the Company’s permitted capital structure, acquisitions and dispositions of assets, (b) risks that the capital expenditures the Company expects will not materialize for a variety of reasons and (c) insufficient cash available to meet distribution requirements. These and other applicable uncertainties, factors and risks are described more fully in the Company’s filings with the SEC.

Any forward-looking statement made by the Company in this press release is based only on information currently available to InfraREIT and speaks only as of the date on which it is made. InfraREIT undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than required by applicable law.

For additional information, contact:

For Investors:	Brook Wootton
Director, Investor Relations
InfraREIT, Inc.
214-855-6748

For Media:	Jeanne Phillips
Senior Vice President, Corporate Affairs & International Relations
Hunt Consolidated, Inc.
214-978-8534

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